Exhibit 10.3

Election Form

Mr. Joseph P. Campanelli

55 Livermore Road

Wellesley, MA 02481

January 24, 2012

Flagstar Bancorp, Inc.

    Attention: Paul D. Borja, Chief Financial Officer

551 Corporate Drive

Troy, MI 48098

Subject:    Election under Purchase Agreement, as Amended

To Whom Concerned:

In accordance with my Purchase Agreement with Flagstar Bancorp, Inc. (as entered into September 29, 2009 and as thereafter amended by letter agreement between us dated January 24, 2012, the “Amended Agreement”), I hereby elect to reduce (but not below zero), the number of shares (“Shares”) of common stock of Flagstar Bancorp, Inc. which I am committed to purchase pursuant to the Amended Agreement by that number of Shares which have an aggregate purchase price of $700,000 (such amount, together with the amounts set forth in other elections by me on this Election Form not to exceed $700,000 in the aggregate) on the date hereof (based on a value of $10.50 per Share in the case of Shares purchasable pursuant to Tranches 4 and 5 of Schedule I of the Amended Agreement and based on the closing price per Share on the New York Stock Exchange today in the case of Shares purchasable pursuant to Tranches 6 through 8 thereof), with such Share reductions being applied first to the number of Shares I am committed to purchase pursuant to Tranche 4 of Schedule I to the Amended Agreement and continuing seriatim forward through the number of Shares I am committed to purchase pursuant to Tranche 8 thereof.

I understand that, because this election will fully discharge me of the obligation to make any further purchases under the Amended Agreement, that such Amended Agreement shall be hereinafter terminated and of no further force and effect.

I recognize and agree the foregoing election is irrevocable.

Elected this 24 day of January, 2012.

/s/ Joseph P. Campanelli
Joseph P. Campanelli

AGREED TO AND ACCEPTED THIS 24TH DAY OF JANUARY, 2012

FLAGSTAR BANCORP, INC.

By:	/s/ David Matlin
Chairman of its Compensation Committee